March 21, 2019

Shepherd’s Finance, LLC

13241 Bartram Park Blvd., Suite 2401

Jacksonville, Florida 32258

Re:	Registration Statement on Form S-1 of $70,000,000 in Principal Amount of Fixed Rate Subordinated Notes

Ladies and Gentlemen:

We have acted as counsel to Shepherd’s Finance, LLC, a Delaware limited liability company (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) that the Company filed with the Securities and Exchange Commission (the “Commission”) on or about April 30, 2018 under the Securities Act of 1933, as amended (the “Securities Act”), and all amendments thereto. The Registration Statement relates to the offering and sale from time to time of up to $70,000,000 of the Company’s Fixed Rate Subordinated Notes (the “Notes”). All capitalized terms that are defined in the Registration Statement shall have the same meanings when used herein, unless otherwise specified.

The Notes are to be issued under an indenture between the Company and U.S. Bank National Association, as trustee (the “Trustee”), the form of which is filed as Exhibit 4.1 to the Registration Statement (as supplemented, from time to time, the “Indenture”). We have assumed that (a) the execution and delivery of, and the performance of all obligations under, the Indenture will have been duly authorized by the Trustee, and (b) the Indenture will be duly executed and delivered by, and, when executed, will constitute a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms. Further, we have assumed that the Trustee is duly organized and validly existing and has the power and authority (corporate or other) to execute, deliver, and perform its obligations under the Indenture.

In connection herewith, we have examined: (a) the Registration Statement and the related form of prospectus in the form in which it was transmitted to the Commission under the Securities Act, including the exhibits thereto (collectively, the “Registration Documents”); (b) the Company’s Certificate of Conversion and Certificate of Formation issued by the State of Delaware dated March 29, 2012 certified as of a recent date by the Secretary of State of the State of Delaware; (c) a resolution of the Company’s Board of Managers approving the filing of the Registration Statement covering the Notes, approving the issuance and sale of the Notes, and authorizing the executive officer of the Company to take any required actions in connection with the Notes; (d) a certificate of good standing from the State of Delaware dated as of a recent date; and (e) a certificate executed by an officer of the Company, dated as of the date hereof.

Shepherd’s Finance, LLC

March 21, 2019

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements, and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Registration Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies. We have also assumed that the Indenture has been or will be qualified pursuant to the Trust Indenture Act. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Documents and certificates and statements of appropriate representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, when the Registration Statement, as it may be amended, has become effective under the Securities Act and any applicable state securities or “blue sky” laws have been complied with, the Notes to be issued pursuant to the Registration Documents will be duly authorized for issuance, and upon the issuance and delivery of the Notes and the receipt by the Company of all consideration therefor in accordance with the terms of the Registration Documents, the Notes will be legal, valid, and binding obligations of the Company in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations, and exceptions set forth above, the opinions set forth herein are further limited by, subject to, and based upon the following assumptions, comments, qualifications, limitations, and exceptions:

(a) Our opinions herein reflect only the application of applicable laws of the State of Delaware. We express no opinion as to the laws of any other jurisdiction. None of the opinions contained in this opinion letter considers or covers any federal securities laws or regulations, state securities (or “blue sky”) laws or regulations or foreign securities laws or regulations. We express no opinion concerning the contents of the Registration Statement or any related prospectus. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision, or otherwise after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules, or regulations of any other jurisdiction, court, or administrative agency.

Shepherd’s Finance, LLC

March 21, 2019

(b) Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or similar laws affecting or relating to the rights and remedies of creditors generally, including without limitation laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not render any opinions except as set forth above.

This opinion letter is being delivered by us in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP